Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

CaliberCos Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Class A Common Stock, par value $0.001 per share	(1)	Other	1,000,000	$0.96	$960,000.00	0.0001381	$132.58

Total Offering Amounts:						$960,000.00		132.58
Total Fee Offsets:								0.00
Net Fee Due:								$132.58

__________________________________________
Offering Note(s)

(1)	This Registration Statement covers, in addition to the number of shares of the Registrant’s Class A common stock (“Common Stock”) stated above, such indeterminate number of any additional shares of Common Stock that may become issuable under the CaliberCos Inc. 2024 Equity Incentive Plan, by reason of any stock split, stock dividend or similar transaction pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Represents shares of Common Stock reserved for issuance under the CaliberCos Inc. 2024 Equity Incentive Plan.

Pursuant to paragraphs (c) and (h) of Rule 457, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been computed based on the average of the high and low sale prices of the Common Stock reported on the NASDAQ Stock Market on May 18, 2026, a date within five business days prior to the date of filing the Registration Statement.